Exhibit 21

                         Subsidiaries of the Registrant




Steel City Products, Inc.
H&H Distributors, Inc.
Dowling's Fleet Service, Inc.
Puma Products, Inc.
Oakhurst Management Corporation
Oakhurst Holdings, Inc.